(j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Trustees

Voya Variable Insurance Trust

We consent to the use of our report dated February 21, 2020, with respect to the financial statements of VY® BrandywineGLOBAL – Bond Portfolio (formerly Goldman Sachs Bond Portfolio), a series of Voya Variable Insurance Trust, incorporated herein by reference.

/s/ KPMG LLP

Boston, Massachusetts

April 26, 2021